UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 8)

Corporate Office Properties
(Name of Issuer)

Common Stock
(Title of Class of Securities)

22002T108
(CUSIP Number)


Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)

	(b)

3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

0

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

152,291


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

152,291

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle Investment
 Management (Securities), L.P.

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)


(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE
OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

445,204

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

2,875,699


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,875,699

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle
Investment Management,
Inc.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.6%

12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     	(a)	Name of Issuer
     		Corporate Office Properties

	(b)	Address of Issuer's Principal Executive Offices
		6711 Columbia Gateway Drive Suite 300
		Columbia, MD 21046-2104

Item 2.
     LaSalle Investment Management, Inc. provides the
following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

	(b)	Address of Principal Business Office or,
if none, Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		22002T108
     	LaSalle Investment Management (Securities), L.P.
provides the
 following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities), L.P.

	(b)	Address of Principal Business Office or,
if none, Residence
		100 East Pratt Street
		Baltimore, MD 21202

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		22002T108

Item 3.*	If this statement is filed pursuant to Rule 13d-1(b),
 or 13d-2(b), check whether the person filing is a:
      (a)	?	Broker or Dealer registered under Section
 15 of the Act
      (b)	?	Bank as defined in Section 3(a)(6) of
the Act
      (c)	?	Insurance Company as defined in Section
3(a)(19) of the Act
(d)	?	Investment Company registered under Section 8 of
 the Investment
 Company Act
(e)		Investment Adviser registered under Section 203
of the Investment Advisers
Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is
subject to the provisions of
the Employee Retirement Income Security Act of 1974 or Endowment
 Fund; see
240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance with
240.13d-1(b)(ii)(G)
(Note:  See Item 7)
(h)	?	A savings association as defined in section
3(b) of the Federal
Deposit Insurance Act
(i)	?	A church plan that is excluded from the
definition of an investment
company under section 3(c)(14) of the Investment Company
 Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)

      *  This response is provided on behalf of LaSalle
Investment Management, Inc.
and LaSalle Investment Management (Securities), L.P., each
 an investment adviser
under Section 203 of the Investment Advisers Act of 1940.


Item 4.	Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     LaSalle Investment Management, Inc. provides the following information:
	(a)	Amount Beneficially Owned
      	152,291
	(b)	Percent of Class
      	0.2%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		0

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the
 disposition of
      		152,291

		(iv)	shared power to dispose or to direct the
disposition of
      		0
     LaSalle Investment Management (Securities), L.P. provides
 the following information:
	(a)	Amount Beneficially Owned
      	2,875,699

	(b)	Percent of Class
      	3.6%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		445,204

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the disposition
of
      		2,875,699

		(iv)	shared power to dispose or to direct the disposition
 of
      		0

Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following X.


Item 6.	Ownership of More than Five Percent on Behalf of Another
Person

      	Not applicable.


Item 7.	Identification and Classification of the Subsidiary Which
Acquired
the Security Being Reported on By the Parent Holding Company

      	Not applicable.


Item 8.	Identification and Classification of Members of the Group

      	The two members of the Group are: LaSalle Investment
Management, Inc.
("LaSalle") and LaSalle Investment Management (Securities),
L.P. ("LIMS").


Item 9.	Notice of Dissolution of Group

      	Not applicable.


Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and
 correct.

	The parties agree that this statement is filed on behalf of each of them.


Dated:	February 4, 2013


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Marci S. McCready_
Name:	Marci S. McCready
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Marci S. McCready
Name:	Marci S. McCready
Title:	Vice President



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